Exhibit 10.12

Translated from Original Mandarin

Debts Settlement Agreement

Party A: Songyuan City Yuqiao Qianan Hong Xiang Oil and Gas development Co., Ltd
Party B: Songyuan City Yuqiao Oil and Gas development Co., Ltd

During period of both parties cooperatively developed the Qian112 oilfield from March of 2003 to March 31, 2006, Party B was previously responsible to redeem the oil sales revenue to Party A. In order to make a final settlement to the debtor-creditor relationship between both parties which additionally confirmed by the accountants and auditors, both parties agree that Party B owed total amount of RMB 5,364,308.4 to Party A. Base on the mutual understanding, both parties agree the following debts settlement:

1.	Amount of the debts
The total amount of the debts which Party B owes Party A is RMB 5,364,308.4

2.	Term of Settlement
Party B shall repay all the debts to Party A on or before May 30th, 2006.

3.	Liability for the breach of agreement
• If Party B fails to repay the debts to Party A in full amount on time, Party B shall bear the 5% penalty to the total value of debts.
• If Party B violates any terms of the settlement agreement, it could be treated as the breach of agreement, Party A shall file a lawsuit against Party B at local court at any time.

Party A: Songyuan City Yuqiao Qianan Hong Xiang Oil and Gas development Co. Ltd

[SEAL]

Legal representative of Party A
/s/ Wang Hong Jun

Party B: Songyuan City Yuqiao Oil and Gas development Co., Ltd

[SEAL]

Legal representative of Party B
/s/Wang Bing Wu

Date: April 12, 2006